EXHIBIT 5.1

                       [Davis Polk & Wardwell Letterhead]



                                                July 16, 1997



The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

         We have acted as counsel in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the AES Corporation (the "Company") of shares of common stock, par value $0.01 per share, (the "Common Stock") of the Company (the "Shares").

         The Shares will be issued and sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and Salomon Brothers Inc. The Shares will be offered for sale to the public by such Underwriters together with shares of the same class registered pursuant to the Company's Registration Statement on Form S-3, as amended (File No. 333-15487), which was declared effective on December 4, 1996 (the "Initial Registration Statement").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The AES Corporation                   -2-                          July 16, 1997



         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus and prospectus supplement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell